EXHIBIT 99.1

                                  NEWS RELEASE


                                                 CONTACT:    Jay Jacobson
FOR IMMEDIATE RELEASE                                        Financial Relations
                                                             (914) 722-2737

                B/E AEROSPACE, INC. ANNOUNCES COMPLETION OF SALE
             OF 51% INTEREST IN ITS IN-FLIGHT ENTERTAINMENT GROUP TO
                        SEXTANT AVIONIQUE FOR $62 MILLION

         WELLINGTON, Fla., Feb. 26, 1999--B/E Aerospace, Inc. (Nasdaq-NMS: BEAV) today announced that it has completed its previously announced transaction to sell a 51-percent interest in its In-Flight Entertainment (IFE) business to a wholly owned subsidiary of Sextant Avionique, S.A. (Sextant). Sextant, which supplies complete avionics systems for both military and civil aircraft, is one of the world's leading suppliers of aircraft avionics systems and the largest supplier of such systems to Airbus Industrie.

         B/E Chief Executive Officer Robert J. Khoury stated, "We believe this partnership will generate substantial shareholder value. Sextant In-Flight Systems, LLC (SIFS) now has the only true video on demand system in service in the world, and it is believed to be the most reliable interactive system flying. B/E's and Sextant's respective leadership positions in the commercial aircraft cabin interior products and cockpit avionics systems markets will expand SIFS's standing as a major industry participant in in-flight entertainment products. Sextant's state-of-the-art technologies, access to Thomson CSF technologies and their outstanding relationship with Airbus are also expected to benefit the new venture and dramatically add value to the partners. This is a classic example of the whole becoming substantially greater than the sum of its parts."

         Khoury continued, "We believe the combination of the access to Sextant's technologies and B/E's position as a market leader will enable the joint venture to


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become the market leader as the industry grows to a $2-billion-per-year level, thereby dramatically increasing the value of B/E's remaining 49-percent interest, while at the same time reducing B/E's risk and research and development spending in the near term. The proceeds from the sale will allow us to substantially reduce our bank borrowings, adding further to an already comfortable level of liquidity."

         B/E Aerospace, Inc. is the world's leading manufacturer of cabin interior products, serving virtually all the world's airlines and aircraft manufacturers. B/E designs, develops, manufactures, sells and services a broad line of passenger cabin interior products for both commercial and general aviation aircraft and provides interior design, reconfiguration and conversion services to its customers throughout the world.

         This Report contains forward-looking statements that involve risks and uncertainties. The Company's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q, proxy statement and Form 10-K/A, and in "Risk Factors" in both its Form S-3 filed on December 28, 1998, relating to the registration of the Company's common stock, and S-4 filed on January 13, 1999, relating to the registration of the Company's senior subordinated notes, as well as future events that have the effect of reducing the Company's available operating income and cash balances, such as unexpected operating losses, delays in the integration of the Company's acquired businesses, conditions in the airline industry, delivery of the Company's MDDS interactive video system, delays in the implementation of the Company's Year 2000 readiness program, customer delivery requirements, new or expected refurbishments or capital expenditures or cash expenditures related to possible future acquisitions.